Exhibit (k)(6)
EXECUTION

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TERMINATION, REPLACEMENT AND
RESTATEMENT AGREEMENT
DATED AS OF JUNE 11, 2010
RELATING TO
CREDIT AGREEMENT
DATED AS OF JUNE 26, 2009

$80,000,000 Credit Facility

JPMORGAN CHASE BANK, N.A.
as Administrative Agent
J. P. MORGAN SECURITIES INC.,
Lead Arranger and Bookrunner
and
THE SEVERAL BANKS FROM
TIME TO TIME PARTIES HERETO

          TERMINATION, REPLACEMENT AND RESTATEMENT AGREEMENT (this “TRR Agreement”) dated as of June 11, 2010, among (i) KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”); (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and (iii) JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent for the Lenders hereunder (the “Administrative Agent”);
     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of June 26, 2009 (as amended, supplemented or waived, including without limitation by the Accession Agreement dated as of July 1, 2009 among Citibank, N.A., Borrower, the Lenders and the Administrative Agent, and the Consent and Waiver dated as of February 10, 2010 among the Borrower, the Lenders and the Administrative Agent (as so amended, supplemented or waived, the “Original Credit Agreement”));
     WHEREAS, the Original Credit Agreement is to be terminated as provided herein; and
     WHEREAS, the Lenders and the Administrative Agent are willing, subject to the terms and conditions of this TRR Agreement, to replace the Original Credit Agreement with a new credit agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual agreements contained in this TRR Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Termination, Replacement and Restatement.
     Subject to the conditions set forth in Section 3 hereof:
     (a) The Original Credit Agreement, including all schedules and exhibits thereto, is hereby terminated, subject to applicable provisions set forth therein as to the survival of certain rights and obligations, and simultaneously replaced by a new credit agreement (the “New Credit Agreement”) identical in form and substance to the Original Credit Agreement except as expressly set forth below. The terms of such Original Credit Agreement shall be deemed to be incorporated by reference herein, but modified as expressly set forth below. Capitalized terms used but not defined herein shall have the meanings given them in the New Credit Agreement. For the avoidance of doubt, this TRR Agreement shall be a Loan Document, as defined in the New Credit Agreement, and (unless otherwise expressly indicated therein) shall be construed, administered and applied in accordance with all of the terms and provisions of the New Credit Agreement, as amended hereby.
     (b) The preamble of the New Credit Agreement shall read as follows:
     “AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 11, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement”) among(i) KAYNE ANDERSON ENERGY TOTAL

RETURN FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”); (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and (iii) JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent for the Lenders hereunder (the “Administrative Agent”);”
     (c) Section 1 (Defined Terms) of the New Credit Agreement is hereby amended so that the following definitions are either added in alphabetical order or, as applicable, amended and restated to read in their entirety as stated below:
     “Aggregate Commitment”: the total of all Commitments of all Lenders, as may be reduced or increased from time to time in the accordance with the terms of this Agreement. On June 11, 2010 at the time of closing, the Aggregate Commitment shall be equal to $80,000,000.
     “Applicable Margin”: at any time, with respect to each Type of Loan, the respective percentage per annum set forth below opposite the respective Asset Coverage Ratio as of the most recent weekly calculation thereof:

	Applicable Margin for	Applicable Margin for
Asset Coverage Ratio	Eurodollar Loans[1]	ABR Loans[1]
Greater than or equal to 350%	175 bps	75 bps
Greater than or equal to 325%, but less than 350%	225 bps	125 bps
Less than 325%	300 bps	200 bps

1.	The Applicable Margin in each instance shall be increased by 50 bps for such period of time that actual Net Assets are less than the calculated Minimum Net Assets.
     “Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Closing Date”: June 11, 2010.
     “Closing Date Net Assets”: Net Assets as most recently calculated prior to the Closing Date (but in any event within 10 Days of the Closing Date).
     “Credit Party”: the Administrative Agent and the Lenders.
     “Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
     “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to-market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations of such Person arising out of any letters of credit, and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap of other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.
     “Minimum Net Assets”: The sum of (x) 50% of Closing Date Net Assets, plus (y) 25% of net proceeds from each common stock equity issuance of the Borrower subsequent to the date of calculation of Closing Date Net Assets.
     “Net Assets”: Net Assets Applicable to Common Stockholders of the Borrower, as calculated by the Borrower consistent with past practices in accordance with GAAP, and consistently stated on the balance sheets of the Borrower.
     “Note Purchase Agreement”: collectively, those note purchase agreements among the Borrower and those certain purchasers party thereto with respect to certain senior unsecured notes as outstanding on the Closing Date.
     “Senior Security”: any security classified as a Senior Security under the 1940 Act, including, without limitation, any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including, without, limitation all Loans under this Agreement), and any share of beneficial interest of the Borrower of a class having priority over any other class of shares of the Borrower as to distribution of assets or payment of dividends, including without limitation preferred stock; provided however, that Senior Security shall not include marked-to-market obligations under Swap Obligations or Interest Rate Agreements to the extent not constituting a Senior Security consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.
     “Senior Securities Representing Indebtedness” and “Senior Securities representing Indebtedness”: any Senior Security other than stock, preferred stock or other equity security.
     “Swap Obligation”: as to any person, any net obligation of such person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity derivative transactions such as swap, floor, collar, or cap transactions, (iii) any option to enter into any of the foregoing or (iv) any combination of the foregoing.
     “Termination Date”: June 11, 2013, or such earlier date on which the Commitments shall terminate as provided herein.
     “Total Assets”: at any time, all assets of the Borrower which in accordance with GAAP would be classified as assets on a balance sheet of the Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) debt or preferred securities owned by the Borrower which are in default, and (c) deferred organizational and offering expenses in the aggregate amount in excess of $4,500,000.
     (d) The first sentence of Section 2.1(c) (Commitments; Increase in Commitments) of the New Credit Agreement is amended to read in its entirety as follows:
     “(c) The Borrower may request an increase in the amount of the Aggregate Commitment by offering to the Lenders or to other prospective Eligible Lenders acceptable to the Administrative Agent (“Prospective Lenders”) the opportunity to increase their Commitments or to extend Commitments hereunder; provided; however, the Borrower shall not request an increase that would cause the Aggregate Commitment after giving effect to such increase to exceed $100,000,000, and any such requested increase shall be in increments of $5,000,000.”
(e) Section 2.3 (Fees) of the New Credit Agreement is amended to read in its entirety as follows:
     2.3 Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Termination Date, which Commitment Fee shall be a quarterly fee, computed at the rate of 0.40% per annum on the average daily amount of the Available Commitments of all Lenders (other than a Defaulting Lender) in the aggregate during each calendar quarter. Such Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

     (f) Section 2.9(b) (Pro Rata Treatment and Payments) of the New Credit Agreement is hereby amended and restated to read in its entirety as Sections 2.9(b), (c) and (d) as follows:
     (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. Subject to the provisions concerning Defaulting Lenders in this Agreement and to clause 2.9(c) below, with respect to a Lender which is not a Defaulting Lender, if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the applicable daily Federal Funds Rate and a rate determined by the Administrative Agent in accordance with applicable banking industry rules on interbank compensation for the period commencing with such Borrowing Date until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent (it being understood the Borrower shall not be obligated to repay any such interest paid by the non-funding Lender) submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
     (c) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;
     (ii) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Defaulting Lender or each Lender affected thereby as stated in Section 9.1;
     (iii) In the event that the Administrative Agent and the Borrower each agree that a

Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such remedied Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such remedied Lender to hold such Loans in accordance with its portion of the Aggregate Commitments.
     (d) If any Lender shall fail to make any payment required to be made by it under this Agreement to the Administrative Agent, including without limitation pursuant to Section 2.9(b) or 8.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under the applicable Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such applicable Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
     (g) Section 2.12 (Change of Lending Office; Replacement of Lender) of the New Credit Agreement is hereby amended and restated to read in its entirety as follows:
     (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (h) Section 4.2(c) and (e) (Conditions to Each Loan) of the New Credit Agreement are each hereby amended and restated to read in their entirety as follows:
     (c) Maximum Borrowing Limitation. Immediately prior to and immediately after giving effect to the proposed Loans to be made, the Borrower’s Asset Coverage Ratio shall not be less than 325% and the Borrower shall provide the Administrative Agent with a pro forma calculation of the Asset Coverage Ratio taking into effect the proposed Loans (using Net Asset values as calculated within 10 Days of the Borrowing Date); and in each case the Borrower shall not have violated any Requirements of Law or exceeded the borrowing limits set forth in its Prospectus or registration statement.
     (e) Net Assets. The Net Assets of the Borrower most recently calculated prior to the Borrowing Date (but in any event within 10 Days of the Borrowing Date) shall be greater than or equal to the Minimum Net Assets, and the Borrower shall provide the Administrative Agent with a statement of said Net Assets and Minimum Net Assets (calculated within 10 Days of the Borrowing Date).
     (i) The following shall be added as Section 5.9 (Payments following Default or Event of Default) to the New Credit Agreement:
     5.9 Payments Following Default or Event of Default. During the continuation of any Default or Event of Default, the Borrower shall make payments with respect to the Loans and other amounts outstanding under this Agreement not less than pro rata with payments of all principal amounts of any unsecured borrowings of the Borrower, calculated in accordance with principal amounts outstanding.
     (j) Sections 6.2 and 6.3 (Limitation on Indebtedness; Limitation on Liens) of the New Credit Agreement shall be amended to read in their entirety as follows:

     6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except Indebtedness of the Borrower or such Subsidiary incurred (a) under the Loan Documents, (b) in the form of reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions entered into primarily for investment purposes which have the effect of borrowing, provided that the notional value of all Swap Obligations shall not exceed $50 million at any time, (c) pursuant to the Note Purchase Agreement, (d) any additional unsecured Indebtedness that the Borrower may issue from time to time provided that the Asset Coverage Ratio is greater than 350% at the time of issue taking into account such issuance, and no Default or Event of Default is then existing or would be caused thereby and Borrower has certified the same to Lenders and Agent, and provided further that the net proceeds (after payment of premium, fees and expenses) of such issuances not used to refinance then existing unsecured indebtedness shall be used to repay the Loans and other amounts due under this Agreement until paid in full, provided such 350% condition precedent and use of proceeds requirement may be waived with Required Lenders’ consent, or (e) secured Indebtedness the aggregate principal amount of which is not outstanding for more than 60 days and which does not exceed five percent (5%) of the Borrower’s Total Assets at the time of incurrence of such Indebtedness (“Permitted Secured Indebtedness”); and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, and is not in contravention of the Borrower’s Prospectus and in the case of 6.2(a), (c), (d) and (e) is reflected properly as Senior Securities representing Indebtedness of the Borrower in the calculation of the Asset Coverage Ratio.
     6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for (i) Liens securing Permitted Secured Indebtedness, which Liens are upon specific identified assets of the Borrower which are placed in a segregated account and are generally representative of the assets of the Borrower taken as a whole in credit quality, and, (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary in conformity with GAAP, (iii) Liens arising in connection with claims for advances made by or payments due to the custodian under the Borrower’s Custody Agreement, (iv) Liens created, incurred, assumed or suffered to exist in compliance with the Prospectus and registration statement of the Borrower in the ordinary course of the Borrower’s business, (v) liens upon collateral valued at up to $50 million at any time granted in connection with Swap Obligations, or (vi) Liens created under any of the Loan Documents.
     (k) Section 6.9 (Limitation on Negative Pledge Clauses) of the New Credit Agreement shall be amended to read in its entirety as follows:

     6.9 Limitation on Negative Pledge Clauses. Enter into, or permit any of its Subsidiaries to enter into, with any Person any agreement which prohibits or limits the ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (i) the Loan Documents, (ii) the Note Purchase Agreements, (iii) the provisions of certain series of mandatory redeemable preferred shares issued by the Borrower, (iv) the Institutional Account Agreement for Introduced Accounts, dated as of September 27, 2004 between the Borrower and Bear, Sterns Securities Corp. (the successor of which is an Affiliate of JPMorgan) or (v) except as may occur in the ordinary course of the Borrower’s or such Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law.
     (l) The following sentence shall be added as the final clause of Section 7(c) (Events of Default) to the New Credit Agreement:
     provided for such defaults arising under Sections 6.11, 6.12 and 6.13 hereof, there shall be no period of remedy; or
     (m) The following sentence shall be added as the final sentence of Section 9.1 (Amendments and Waivers) to the New Credit Agreement:
     This Section 9.1 is subject to the proviso that a Defaulting Lender’s vote shall not be included except that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.
     (n) Schedule I of the New Credit Agreement is hereby amended by deleting such schedule in its entirety and inserting in lieu thereof Schedule I to this TRR Agreement.
Section 2. Representations and Warranties.
     To induce the Administrative Agent and the Lenders to enter into this TRR Agreement and to make the Loans (as defined in the New Credit Agreement), the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:
     (a) This TRR Agreement and the New Credit Agreement have been duly authorized and, in the case of this TRR Agreement, executed and delivered by it, and constitute its legal, valid and binding obligations enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles

(whether enforcement is sought by proceedings in equity or at law).
     (b) The representations and warranties set forth in Section 3 of the New Credit Agreement are true and correct in all material respects on the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) Before and after giving effect to this TRR Agreement, no Default or Event of Default has occurred and is continuing.
Section 3. Conditions to Effectiveness.
     This TRR Agreement and the New Credit Agreement, including the agreement of each Lender to make Loans thereunder, shall become effective as of the date hereof (the “Effective Date”) upon the occurrence of the following conditions precedent (which shall be deemed to satisfy Section 4.1 of the New Credit Agreement):
     (a) The Administrative Agent shall have received counterparts of this TRR Agreement which, when taken together, bear the signatures of all the parties hereto.
     (b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of counsel for the Borrower referring to this TRR Agreement and the New Credit Agreement, (i) dated the date hereof, (ii) addressed to the Administrative Agent and the Lenders, and (iii) covering such other matters relating to this TRR Agreement and the transactions hereunder and under the New Credit Agreement as the Administrative Agent or its counsel shall reasonably request, and the Borrower hereby instructs its counsel to deliver such opinion.
     (c) All legal matters incident to this TRR Agreement, the New Credit Agreement and the borrowings and extensions of credit thereunder shall be satisfactory to the Lenders and to Pryor Cashman LLP, counsel for the Administrative Agent.
     (d) The Administrative Agent shall have received on the date hereof:
     (i) a certificate of the Secretary, Assistant Secretary, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower dated the date hereof and certifying that attached thereto are true and correct copies of the following: (A) resolutions duly adopted by the Board of Directors of the Borrower authorizing this TRR Agreement and the execution, delivery and performance of this TRR Agreement and the borrowings under the New Credit Agreement, and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; (B) any amendments since June 26, 2009 to Borrower’s Articles of Incorporation; (C) any amendments since June 26, 2009 to Borrower’s By-laws; (D) any amendments since June 26, 2009 to Borrower’s Investment Management or Advisory Agreements, Custody Agreements, Administration Agreements, and Transfer Agency Agreements; (E) Borrower’s most recent Prospectus; (F) Borrower’s most recent annual financial report; and (G)

Borrower’s most recent semi-annual financial report;
     (ii) a certificate of the Secretary or Assistant Secretary of Borrower dated the date hereof and certifying as to the incumbency and specimen signature of each officer executing this TRR Agreement, the New Credit Agreement or any other document delivered in connection herewith on behalf of Borrower; and
     (iii) such other documents as the Lenders or counsel for the Administrative Agent may reasonably request.
     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of pocket expenses required to be reimbursed or paid by the Borrower hereunder, and all amounts outstanding or accrued under the Original Credit Agreement shall have been paid in full, including without limitation principal and interest on the Loans, fees and any other amounts outstanding or accrued.
Section 4. Applicable Law.
     THIS TRR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
Section 5. Counterparts.
     This TRR Agreement may be executed in two or more counterparts (including by fax or pdf transmission), each of which shall constitute an original but all of which when taken together shall constitute but one contract.
Section 6. Expenses.
The Borrower agrees to reimburse the Administrative Agent for the Administrative Agent’s out-of-pocket expenses in connection with this TRR Agreement not yet paid pursuant to Section 3(e) hereof, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
[Remainder of page intentionally left blank; signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this TRR Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Jeanne Horn
	Name:	Jeanne Horn
	Title:	Executive Vice President

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TRR JUNE 2010
SIGNATURE PAGE

BANK OF AMERICA, N.A.
By:	/s/ Sarah Daniel
	Name:	Sarah Daniel
	Title:	Vice President

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TRR JUNE 2010
SIGNATURE PAGE

UBS AG, STAMFORD BRANCH
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TRR JUNE 2010
SIGNATURE PAGE

CITIBANK, N.A.
By:	/s/ John F. Miller
	Name:	John F. Miller
	Title:	Attorney-in-fact

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TRR JUNE 2010
SIGNATURE PAGE

RBC BANK (USA)
By:	/s/ Richard Marshall
	Name:	Richard Marshall
	Title:	Market Executive

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
TRR JUNE 2010
SIGNATURE PAGE

WELLS FARGO & COMPANY, N.A.
By:	/s/ Paul A. Squires
	Name:	Paul A. Squires
	Title:	Vice President

SCHEDULE I
COMMITMENTS, ADDRESSES, ETC.

Name and Address of Lender	Amount of Commitment
JPMORGAN CHASE BANK, N.A.	$17,500,000
277 Park Avenue, 36th Floor New York, New York 10172-0003 Attn: Ms. Jeanne Horn Tel: (212) 270-9090 Fax: (212) 270-2973 E-mail: Jeanne.Horn@jpmorgan.com

BANK OF AMERICA, N.A.	$14,500,000
21300 Victory Blvs. Suite 120
Woodland Hills, CA 91367
Attn: Anna Movsesyan Sonati
         Steve Block
Tel.: (818) 577-1217
Fax: (818) 577-1230
Email: anna.m.sonati@bankofamerica.com
         steven.block@bankofamerica.com

UBS Loan Finance LLC	$14,500,000
677 Washington Blvd. Stamford, CT 06901 Attn: Kelly Carino Tel: 203 719 2898 Fax: 203 719 3888 Email: kelly.carino@ubs.com

CITIBANK, N.A.	$14,500,000
333 Clay Street Suite 3700 Houston, TX 77002 Attn. Todd Mogil Tel: (713) 654-3559 Fax: (713) 481-0247 E-Mail: todd.j.mogil@citi.com

WELLS FARGO & COMPANY, N.A.	$12,000,000
1000 Louisiana 9th Floor Houston, TX 77002 Attn: Paul Squires Tel: 713-319-1314 Fax: 713-319-1925 E-Mail: Paul.A.Squires@WellsFargo.com

Name and Address of Lender	Amount of Commitment
RBC BANK (USA)	$7,000,000
301 Fayetteville St, Suite 1100 Raleigh, NC 27601 Attn.: Richard Marshall Telephone: 919-788-5749 Fax: 919-788-5515 E-mail: richard.marshall@rbc.com

TOTAL	$80,000,000